United States
                       Securities and Exchange Commission
                             WASHINGTON, D.C. 20549

                                  Schedule 13G
                               (Amendment No. __)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               CURON MEDICAL, INC.
               ---------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
               ---------------------------------------------------
                         (Title of Class of Securities)

                                   231292 10 3
               ---------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 14 pages

CUSIP No. 231292 10 3                                         Page 2 of 14 Pages


--------------------------------------------------------------------------------
(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above
    Persons

    ONSET Enterprise Associates III, L.P.
--------------------------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group        (a)
                                                            (b)  X
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------
Number Of Shares                (5) Sole Voting Power            2,583,589
Beneficially Owned
By Each Reporting               (6) Shared Voting Power                -0-
Person With
                                (7) Sole Dispositive Power       2,583,589

                                (8) Shared Dispositive Power           -0-

(9) Aggregate Amount Beneficially Owned By Each Reporting Person

    2,583,589
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     13.42%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 14 pages

CUSIP No. 231292 10 3                                         Page 3 of 14 Pages


--------------------------------------------------------------------------------
(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above
    Persons

    OEA III Management, L.L.C.
--------------------------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group        (a)
                                                            (b)  X
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------
Number Of Shares                (5) Sole Voting Power            2,583,589
Beneficially Owned
By Each Reporting               (6) Shared Voting Power                -0-
Person With
                                (7) Sole Dispositive Power       2,583,589

                                (8) Shared Dispositive Power           -0-

(9) Aggregate Amount Beneficially Owned By Each Reporting Person

    2,583,589
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     13.42%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 3 of 14 pages

CUSIP No. 231292 10 3                                         Page 4 of 14 Pages


--------------------------------------------------------------------------------
(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above
    Persons

    ONSET IV, L.P.
--------------------------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group        (a)
                                                            (b)  X
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------
Number Of Shares                (5) Sole Voting Power              784,434
Beneficially Owned
By Each Reporting               (6) Shared Voting Power                -0-
Person With
                                (7) Sole Dispositive Power         784,434

                                (8) Shared Dispositive Power           -0-

(9) Aggregate Amount Beneficially Owned By Each Reporting Person

    784,434
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     4.08%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 4 of 14 pages

CUSIP No. 231292 10 3                                         Page 5 of 14 Pages


--------------------------------------------------------------------------------
(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above
    Persons

    ONSET IV Entrepreneurs, L.P.
--------------------------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group        (a)
                                                            (b)  X
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------
Number Of Shares                (5) Sole Voting Power               23,366
Beneficially Owned
By Each Reporting               (6) Shared Voting Power                -0-
Person With
                                (7) Sole Dispositive Power          23,366

                                (8) Shared Dispositive Power           -0-

(9) Aggregate Amount Beneficially Owned By Each Reporting Person

    23,366
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     .12%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 5 of 14 pages

CUSIP No. 231292 10 3                                         Page 6 of 14 Pages


--------------------------------------------------------------------------------
(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above
    Persons

    ONSET IV Management, L.L.C.
--------------------------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group        (a)
                                                            (b)  X
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------
Number Of Shares                (5) Sole Voting Power              807,800
Beneficially Owned
By Each Reporting               (6) Shared Voting Power                -0-
Person With
                                (7) Sole Dispositive Power         807,800

                                (8) Shared Dispositive Power           -0-

(9) Aggregate Amount Beneficially Owned By Each Reporting Person

    807,800
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     4.19%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 6 of 14 pages

CUSIP No. 231292 10 3                                         Page 7 of 14 Pages


--------------------------------------------------------------------------------
(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above
    Persons

    ONSET Venture Services Corporation
--------------------------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group        (a)
                                                            (b)  X
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Citizenship or Place of Organization

    California
--------------------------------------------------------------------------------
Number Of Shares                (5) Sole Voting Power               14,250
Beneficially Owned
By Each Reporting               (6) Shared Voting Power                -0-
Person With
                                (7) Sole Dispositive Power          14,250

                                (8) Shared Dispositive Power           -0-

(9) Aggregate Amount Beneficially Owned By Each Reporting Person

    14,250
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     .007%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 7 of 14 pages

CUSIP No. 231292 10 3                                         Page 8 of 14 Pages


--------------------------------------------------------------------------------
(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above
    Persons

    Robert F. Kuhling, Jr.
--------------------------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group        (a)
                                                            (b)  X
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Citizenship or Place of Organization

    United States
--------------------------------------------------------------------------------
Number Of Shares                (5) Sole Voting Power                  -0-
Beneficially Owned
By Each Reporting               (6) Shared Voting Power          3,465,489
Person With
                                (7) Sole Dispositive Power             -0-

                                (8) Shared Dispositive Power     3,465,489

(9) Aggregate Amount Beneficially Owned By Each Reporting Person

    3,465,489
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     18.00%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 8 of 14 pages

CUSIP No. 231292 10 3                                         Page 9 of 14 Pages


--------------------------------------------------------------------------------
(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above
    Persons

    Darlene K. Mann
--------------------------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group        (a)
                                                            (b)  X
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Citizenship or Place of Organization

    United States
--------------------------------------------------------------------------------
Number Of Shares                (5) Sole Voting Power                  -0-
Beneficially Owned
By Each Reporting               (6) Shared Voting Power          3,391,389
Person With
                                (7) Sole Dispositive Power             -0-

                                (8) Shared Dispositive Power     3,391,389

(9) Aggregate Amount Beneficially Owned By Each Reporting Person

    3,391,389
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     17.61%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 9 of 14 pages

CUSIP No. 231292 10 3                                        Page 10 of 14 Pages


--------------------------------------------------------------------------------
(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above
    Persons

    Terry L. Opdendyk
--------------------------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group        (a)
                                                            (b)  X
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Citizenship or Place of Organization

    United States
--------------------------------------------------------------------------------
Number Of Shares                (5) Sole Voting Power                    -0-
Beneficially Owned
By Each Reporting               (6) Shared Voting Power            3,465,489
Person With
                                (7) Sole Dispositive Power               -0-

                                (8) Shared Dispositive Power       3,465,489

(9) Aggregate Amount Beneficially Owned By Each Reporting Person

    3,465,489
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     18.00%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 10 of 14 pages

Item 1.

(a) Name of Issuer:  Curon Medical, Inc. ("Issuer")

(b) Address of Issuer's Principal Executive Offices:

    735 Palomar Avenue
    Sunnyvale, California  94085

Item 2.

(a) Name of Person Filing:

    ONSET Enterprise Associates III, L.P. ("OEAIII")
    OEA III Management, L.L.C. ("OEAIIIM")
    ONSET IV, L.P. ("ONSETIV")
    ONSET IV Entrepreneurs, L.P. ("ONSETIVE")
    ONSET IV Management, L.L.C. ("ONSETIVM")
    ONSET Venture Services Corporation ("OVSC")
    Robert F. Kuhling, Jr. ("RFK")
    Darlene K. Mann ("DKM")
    Terry L. Opdendyk ("TLO")

(b) Address of Principal Business Office:

    2400 Sand Hill Road, Suite 150
    Menlo Park, California  94025

(c) Citizenship/Place of Organization:

    Entities:      OEAIII    -  Delaware
                   OEAIIIM   -  Delaware
                   ONSETIV   -  Delaware
                   ONSETIVE  -  Delaware
                   ONSETIVM  -  Delaware
                   OVSC      -  California

    Individuals:   RFK       -  United States
                   DKM       -  United States
                   TLO       -  United States

(d) Title of Class of Securities:  Common Stock

(e) CUSIP Number:  231292 10 3

Item 3. Not applicable.

                              Page 11 of 14 pages

Item 4. Ownership.

                     OEAIII      OEAIIIM     ONSETIV    ONSETIVE   ONSETIVM      OSVC        RFK          DKM          TLO
                     ------      -------     -------    --------   --------      ----        ---          ---          ---
(a)   Beneficial    2,583,589   2,583,589    784,434     23,366     807,800     14,250    3,405,639    3,391,389    3,405,639
      Ownership

(b)   Percentage        13.42%      13.42%      4.08%       .12%       4.19%      .007%       18.00%       17.61%       18.00%
      of Class

(c)   Sole          2,583,589   2,583,589    784,434     23,366     807,800     14,250          -0-          -0-          -0-
      Voting
      Power

      Shared              -0-         -0-         -0-        -0-         -0-       -0-    3,405,639    3,391,389    3,405,639
      Voting
      Power

      Sole          2,583,589   2,583,589    784,434     23,366     807,800     14,250          -0-          -0-          -0-
      Dispositive
      Power

      Shared              -0-         -0-         -0-        -0-         -0-       -0-    3,405,639    3,391,389    3,405,639
      Dispositive
      Power

Item 5. Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8. Identification and Classification of Members of the Group

No reporting person is a member of a group as defined in Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9. Notice of Dissolution of Group

Not applicable.

Item 10. Certification

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course

                              Page 12 of 14 pages
of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Date: February 8, 2001

ONSET ENTERPRISE ASSOCIATES III, L.P.        ONSET IV, L.P.
By: OEA III Management, L.L.C.               By: ONSET IV Management, L.L.C.
    Its general partner                          Its general partner

By: /s/ Terry L. Opdendyk                    By: /s/ Terry L. Opdendyk
    ---------------------------------            -------------------------------
    Managing Director                            Managing Director


OEA III MANAGEMENT, L.L.C.                   ONSET IV ENTREPRENEURS, L.P.
                                             By: ONSET IV Management, L.L.C.
                                                 Its general partner

By: /s/ Terry L. Opdendyk                    By: /s/ Terry L. Opdendyk
    ---------------------------------            -------------------------------
    Managing Director                            Managing Director


ONSET VENTURE SERVICES CORPORATION


By: /s/ Robert F. Kuhling, Jr.
    ---------------------------------
    President

    /s/ Robert F. Kuhling, Jr.
    ---------------------------------
    Robert F. Kuhling, Jr.

    /s/ Darlene K. Mann
    ---------------------------------
    Darlene K. Mann

    /s/ Terry L. Opdendyk
    ---------------------------------
    Terry L. Opdendyk


EXHIBITS

A: Joint Filing Statement

                              Page 13 of 14 pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

     We, the undersigned, hereby express our agreement that the attached
Schedule 13G is filed on behalf of us.

February 8, 2001

ONSET ENTERPRISE ASSOCIATES III, L.P.        ONSET IV, L.P.
By: OEA III Management, L.L.C.               By: ONSET IV Management, L.L.C.
    Its general partner                          Its general partner

By: /s/ Terry L. Opdendyk                    By: /s/ Terry L. Opdendyk
    ---------------------------------            -------------------------------
    Managing Director                            Managing Director


OEA III MANAGEMENT, L.L.C.                   ONSET IV ENTREPRENEURS, L.P.
                                             By: ONSET IV Management, L.L.C.
                                                 Its general partner

By: /s/ Terry L. Opdendyk                    By: /s/ Terry L. Opdendyk
    ---------------------------------            -------------------------------
    Managing Director                            Managing Director


ONSET VENTURE SERVICES CORPORATION


By: /s/ Robert F. Kuhling, Jr.
    ---------------------------------
    President

    /s/ Robert F. Kuhling, Jr.
    ---------------------------------
    Robert F. Kuhling, Jr.

    /s/ Darlene K. Mann
    ---------------------------------
    Darlene K. Mann

    /s/ Terry L. Opdendyk
    ---------------------------------
    Terry L. Opdendyk